Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of this 15th day of February, 2006 by and between ANSYS, Inc., a Delaware corporation (“ANSYS”), Fluent, Inc., a Delaware corporation (“Fluent”) (ANSYS and Fluent together, the “Company”) and Hasan Ferit Boysan, Ph.D. (“Employee”).

WHEREAS, ALASKA has entered into that certain Agreement and Plan of Merger dated as of February 15, 2006 by and among ANSYS, ANSYS XL, LLC (“Merger LLC”), BEN I, Inc. (“Merger Sub”), HINES II, Inc. (“Merger Sub II”), Heat Holdings Corp. (“Holding”), Aavid Thermal Technologies, Inc. (“Company Inc.”), TROY III, Inc. (“Merger Sub III”), Fluent, and, for certain limited purposes described therein, Willis Stein & Partners II, L.P., Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P., and Willis Stein & Partners III-C, L.P. and Willis Stein & Partners II, L.P., as Stockholders’ Representative (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement the parties thereto will effect a business combination that is expected to be completed in or around April 2006 (the “Business Combination”) through, and in the following order, (a) the merger of Merger Sub with and into Holding, with Holding being the surviving corporation (the “First Merger”), (b) the merger of Holding with and into Merger LLC, with Merger LLC being the surviving company (the “Second Merger”), (c) the merger of Merger Sub II with and into Company Inc., with Company Inc. being the surviving corporation (the “Third Merger”), and (d) the merger of Merger Sub III with and into Fluent with Fluent being the surviving corporation (the “Fourth Merger”);

WHEREAS, Employee has been an officer and a key employee of Fluent since its inception; and

WHEREAS, the parties desire to ensure that Employee’s expertise and knowledge will continue to be available to the Company following the Business Combination.

NOW, THEREFORE, in consideration of the foregoing premises and the obligations herein made and undertaken, the parties, intending to be legally bound, agree as follows:

1. Contingency. This Agreement is contingent upon the Business Combination and will not become effective until the effective time of the Fourth Merger (the “Fourth Effective Time”).

2. Position, Duties, and Extent of Service. Upon the Fourth Effective Time, (a) Employee will remain employed by Fluent and will hold the position of Vice President and General Manager, Fluids Business Unit of the Company; (b) Employee will have such responsibilities as the Company’s management shall from time to time designate; (c) upon the request of the Company’s management, Employee will serve as an officer and/or director of any of the Company’s subsidiaries; and (d) Employee will render all services reasonably incident to the foregoing. Employee hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use Employee’s best efforts in, and will devote Employee’s full working time, attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of Employee’s duties and responsibilities hereunder (excluding reasonable and appropriate civic and charitable activities).

3. Salary. During Employee’s employment under this Agreement, the Company will pay Employee his current salary of Two Hundred Fifteen Thousand U.S. Dollars ($215,000.00) (“Base Salary”). Such Base Salary will be subject to withholding under applicable law, will be pro rated for partial years and will be payable in periodic installments in accordance with the Company’s usual practice for employees of the Company. For avoidance of doubt, this provision does not alter the “at will” status of the employment relationship between Employee and the Company, as more fully described in Section 15 of this Agreement.

4. Bonus. During Employee’s employment under this Agreement, Employee will be eligible to participate in the Company’s Executive Bonus Plan and may receive bonuses under such plan as determined by the Company’s Board of Directors and Compensation Committee in their sole discretion.

5. Stock Option Grant. Subject to approval by the Company’s Board of Directors, the execution by Employee of the Company’s standard Employee Agreement Regarding Inventions, Trade Secrets, and Proprietary And Confidential Information (the “Confidentiality Agreement”), and the execution by Employee of the Company’s standard stock option agreement, the Company will grant to Employee options to purchase shares of common stock of ALASKA, Inc. in an amount and on such terms as authorized by the Board of Directors. These options shall be granted on the later of (i) the Fourth Effective Time, or (ii) the date approved by the Company’s Board of Directors. Any stock options granted to Employee pursuant to this provision will be subject to a vesting schedule, and be governed by the Second Amended and Restated ALASKA, Inc. 1996 Stock Option and Grant Plan, as amended, and the standard form of option agreement.

6. Benefits. During Employee’s employment under this Agreement, Employee will be entitled to participate in any retirement, medical insurance, dental insurance, vision insurance, life insurance, disability insurance plans, employee stock purchase and option plans, vacation programs, and other employment benefits as in effect as of the Fourth Effective Time for employees of Fluent generally in Employee’s work location (“Benefit Plans”). Such participation will be subject to the terms of the applicable plan documents and generally applicable policies of the Company. The Company retains the right to terminate or modify any such Benefit Plans in its discretion, as permitted by law and the applicable plan documents.

7. Vacation. Employee will be entitled to an annual vacation of up to 20 days at times to be mutually agreed upon with the President and Chief Executive Officer of ALASKA. Vacation will be accrued on a monthly basis at the rate of 1.67 days per month. Employee will be eligible to participate in the Company’s vacation plan (the “Current Plan”) in accordance with the terms of the Current Plan. In the event that the Company establishes a new vacation plan, (the “New Plan”) which is different from the Current Plan, Employee will at the time the

Company institutes such New Plan, participate in the New Plan, subject to the terms thereof. Employee will continue, under the New Plan, to be entitled to a minimum of 20 days vacation.

8. Relocation. The Company will assist Employee with his relocation to the United Kingdom or other mutually agreeable location of his choice following the expiration of his L-1 Visa, provided that Employee has remained continuously employed by the Company up to and including the time of such expiration. The Company shall reimburse employee for all relocation expenses up to a maximum of $20,000 (Twenty thousand Dollars). Notwithstanding the foregoing, the Company’s obligation to provide relocation assistance will cease, and Employee will repay to the Company all amounts expended by the Company for Employee’s relocation assistance, in the event Employee terminates his employment with the Company within one (1) year after the date of Employee’s relocation, unless the employee terminates for Good Reason.

9. Severance. If, on or before December 31, 2009, (a) the Company terminates Employee’s employment without Cause or (b) Employee voluntarily resigns for Good Reason, then Company will pay Employee (i) his base salary (as in effect on the date of the termination of employment) earned through the date of the Employee’s termination, prorated on a daily basis together with all accrued but unpaid vacation time earned by Employee during the fiscal year in which such termination occurs, less all legally required and authorized withholdings, and (ii) provide from the date of the termination of employment until December 31, 2009 (A) health care benefits equivalent to those Employee is receiving on the date of the termination of employment and (B) his base salary (as in effect on the date of the termination of his employment) prorated on a daily basis, less all legally required and authorized withholdings. Notwithstanding the foregoing, no severance benefits will be due to Employee unless Employee signs a general release of claims drafted by the Company. In the event that Employee’s employment is terminated by the Company for Cause, upon a voluntary termination by Employee other than for Good Reason or upon Employee’s death or Incapacity, the Company shall have no obligation to make any severance or other similar payment to or on behalf of Employee. “Cause”, “Good Reason” and “Incapacity” are defined as follows:

(a) Cause. “Cause” means (i) the commission of a felony or a crime involving moral turpitude, (ii) the commission of any other act or omission involving dishonesty or fraud with respect to the Company, any of its affiliates or subsidiaries, or any of their respective customers or suppliers, (iii) conduct which brings the Company or any of its affiliates or subsidiaries into public disgrace or disrepute in any material respect, (iv) substantial and repeated failure to perform duties of the office held by Employee as reasonably directed by any of Employee’s supervisors or the Board of the Directors of the Company (other than failure to perform such duties due to a leave of absence protected by the federal Family and Medical Leave Act or any similar state or local law) which is not cured within 30 days after notice thereof to Employee, (iv) gross negligence or willful misconduct with respect to the Company or any of its affiliates or subsidiaries, or (v) any other material breach of this Agreement or the Confidentiality Agreement or violation of the Code, or violation of any policy of the Company or its affiliates or subsidiaries established by their Boards of Directors, which breach or violation, if curable, is not cured within 30 days after written notice thereof to Employee. A motor vehicle felony will not constitute Cause unless it involves drunk driving.

(b) Good Reason. “Good Reason” means the occurrence, without Employee’s consent, of any of the following: (i) unless corrected within 15 days of written notice by Employee to the Company’s Board of Directors of Employee’s objection thereto, the assignment to Employee of any significant duties materially inconsistent with Employee’s status as an officer of Company or a substantial diminution in the nature of Employee’s responsibilities or Employee’s status; or (ii) a reduction in Employee’s annual base salary as in effect on the Fourth Effective Time, except for across-the-board salary reductions similarly affecting all officers of the Company.

(c) Incapacity. “Incapacity” means the disability of Employee caused by any physical or mental injury, illness or incapacity as a result of which Employee is unable to effectively perform the essential functions of Employee’s duties as determined by the Company’s Board of Directors in good faith, for a period of 90 consecutive days or a period of 120 days during any 180-day period; provided that any determination of Incapacity shall be made in compliance with the provisions of the Family Medical Leave Act.

10. Location and Travel. During Employee’s employment under this Agreement, Employee’s primary work location will be the Company’s Lebanon, New Hampshire office until the expiration of Employee’s L-1 visa in 2007. At the time of such expiration, Employee’s primary work location will be in the United Kingdom or other mutually agreeable location of his choice at a then-existing Company office mutually agreeable to Employee and the Company. Employee acknowledges that frequent international and domestic travel will be required throughout Employee’s employment, at the discretion of management.

11. Expenses. Employee will be reimbursed for all reasonable expenses related to business-related travel and out-of-pocket expenses incurred in the discharge of his duties under this Agreement, to the extent authorized pursuant to the applicable Company travel and business expense reimbursement policies and practices (as such may be amended from time to time), provided that Employee accounts for those costs and expenses in the manner prescribed from time to time by the Company.

12. Reassignment of Duties. Employee acknowledges that, from time to time, it may become necessary to reorganize the Company, its affiliates, related companies and subsidiaries, or to reassign Employee’s duties and positions. Accordingly, the Company may, upon written notice to Employee, assign this Agreement to any affiliate or related company or subsidiary. In addition, the Company may from time to time reassign Employee to another position or change Employee’s position or duties, provided that such reassignment or changes are reasonable, having regard to the experience and position of Employee (such reassignment and changes being referred to as “Reasonable Changes”). Employee will accept any Reasonable Changes, and no such assignment of this Agreement or Reasonable Changes shall constitute a termination or constructive discharge of Employee’s employment with the Company or a breach of this Agreement by Company.

13. Company Policies. Employee agrees to abide by and will acknowledge in writing (a) the Company’s Code of Business Conduct and Ethics, (b) the Company’s Statement of Company Policy on Insider Trading and Disclosures and Insider Trading Procedures, and (c) the Company’s Standard Business Practices, as each may be in effect from time to time.

14. Confidentiality. Employee understands and agrees that this Agreement creates a relationship of trust and confidence between Employee and the Company with respect to (a) all of the Company’s confidential and proprietary information, inventions and developments, and (b) the confidential and proprietary information of others with which the Company has a business relationship (“Confidential Information”). At all times, both during the term of this Agreement and after its termination, Employee will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of the Company.

15. Inventions. Employee acknowledges and agrees that all inventions, copyrightable works, trade secrets or other intellectual property produced by Employee are the exclusive property of the Company, are works for hire, and Employee assigns all right, title and interest in the foregoing to the Company.

16. Non-Compete and Non-Solicitation. In consideration for the amounts Employee is receiving for Employee’s stock in Fluent in connection with the Business Combination, and for Employee’s opportunity to be employed by the Company, Employee hereby agrees to non-compete and non-solicitation period of five (5) years following the Fourth Effective Time (“Non-Compete Period”). During the Non-Compete Period, Employee will not:

(a) solicit business from any current or prospective customer of the Company;

(b) offer to provide engineering simulation software and technologies utilized by engineers and designers (“Engineering Simulation Software”) or other products and/or services that are competitive with the products and/or services of the Company, directly or indirectly, whether as employee, owner, partner, shareholder, co-venturer, consultant, agent or otherwise, work, engage, participate, consult or invest in any business activity anywhere in the world which develops, manufactures or markets products or performs services that are competitive with the products and/or services of the Company, or products and/or services that the Company has under development or that are subject to active planning at any time during the term of this Agreement, including without limitation, business activities which compete with the Company’s core business of Engineering Simulation Software (“Competitor”); or

(c) hire, solicit to hire or otherwise retain any employee of the Company for employment, independent contractor or other consulting work.

Notwithstanding the foregoing, however, Employee understands that Employee may hold stock in a Competitor if the stock is publicly traded and the amount of stock Employee holds is less than 1% of the outstanding capital stock of the Competitor. Employee understands that the restrictions set forth in this Section 16 are intended to protect the Company’s interest in

Confidential Information and established customer and employee relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. Employee acknowledges that the restrictions set forth in this Section 16 do not preclude Employee from finding employment or other gainful economic opportunities in the fields of professional engineering or non-engineering software.

17. Employment “At Will”. This Agreement is not, and shall not be construed as, an agreement to employ Employee for any specific term or period of time. Rather, Employee is an employee “at will” of the Company. As such, Employee may resign employment at any time for any reason and Company may terminate his employment at any time for any reason. For avoidance of doubt, Employee’s “at will” status shall not diminish the other rights and benefits of Employee pursuant to this Agreement.

18. Prior Employment Agreement. In connection with and contingent upon the Business Combination, effective at the Fourth Effective Time:

(a) the Executive Employment Agreement among Fluent (formerly Fluent Holdings, Inc.) and Employee dated July 1, 2000, as amended May 1, 2004 (the “Prior Employment Agreement”), terminates and is superceded by this Agreement; and

(b) Employee will execute a waiver substantially in the form attached hereto as Exhibit A.

19. Prevailing Party. In the event of any suit, action or proceeding based upon, arising out of or relating to the breach or enforcement of any of the provisions of this Agreement in which a party hereto contests any right or interest in this Agreement of any of the other parties hereto, the prevailing party or parties (as determined by the court) in such action or proceeding (including any appellate proceedings therein and related thereto), or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to recover its costs and expenses, including without limitation, attorneys’ fees, reasonably incurred in connection therewith.

20. Entire Agreement and Modification. This Agreement constitutes the complete agreement between the parties relating to the subject matter hereof and supersedes all prior proposals, agreements, understandings, representations and communications, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may be modified only by written amendment signed by the parties.

21. Assignment. Employee will not assign, transfer or subcontract this Agreement or any of his obligations hereunder.

22. Choice of Law. The rights and obligations of the parties under this Agreement will be governed by and construed under the laws of the Commonwealth of Pennsylvania without reference to conflict of laws principles.

23. Severability. If any provision of this Agreement will be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision will not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability will remain in full force and effect. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid and enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision.

24. Survival. The provisions of this Agreement which by reasonable interpretation are intended to survive termination of this Agreement, shall survive the termination unless otherwise agreed to by the parties in writing.

[Signature Page Follows Next]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have caused this Agreement to be executed.

ANSYS, INC.		HASAN FERIT BOYSAN, PH.D.

By:	/s/ James E. Cashman III	By:	/s/ Hasan Ferit Boysan
Name:	James E. Cashman III	Date:	February 15, 2006
Title:	President and Chief Executive Officer
Date:	February 15, 2006

FLUENT, INC.

By:	/s/ Bharatan R. Patel
Name:	Bharatan R. Patel, Ph.D.
Title:	Chief Executive Officer
Date:	February 15, 2006

[Signature Page to Employment Agreement – Hasan Ferit Boyson, Ph.D.]